PLAN OF ACQUISITION

LargeCap Growth Fund II and Blue Chip Fund


   The Board of Directors of Principal Funds, Inc., a Maryland corporation (the "Fund"), deems it advisable that the Blue Chip Fund series of the Fund ("BLC") acquire all of the assets of the LargeCap Growth Fund II series of the Fund ("LCGII"), in exchange for the assumption by BLC of all of the liabilities of LCGII and for shares issued by BLC which are thereafter to be distributed by LCGII pro rata to its shareholders in complete liquidation and termination of LCGII and in exchange for all of LCGII's outstanding shares.

   LCGII will transfer to BLC, and BLC will acquire from LCGII, all of the assets of LCGII on the Closing Date and will assume from LCGII all of the liabilities of LCGII in exchange for the issuance of the number of shares of BLC determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of LCGII in complete liquidation and termination of LCGII and in exchange for all of LCGII's outstanding shares. LCGII will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by LCGII in proper form prior to the Closing Date shall be fulfilled by LCGII. Redemption requests received by LCGII thereafter will be treated as requests for redemption of those shares of BLC allocable to the shareholder in question.

   LCGII will declare, and BLC may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

   On the Closing Date, BLC will issue to LCGII a number of full and fractional shares of BLC, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of LCGII. The aggregate value of the net assets of LCGII and BLC shall be determined in accordance with the then current Prospectus of BLC as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

   The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Global Investors, LLC, 711 High Street, Des Moines, Iowa 50392 at 3:00 p.m. Central
Time on September 20, 2017, or on such other date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

   In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for BLC or LCGII to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

   As soon as practicable after the Closing, LCGII shall (a) distribute on a pro rata basis to the shareholders of record of LCGII at the close of business on the Closing Date the shares of BLC received by LCGII at the Closing in exchange for all of LCGII's outstanding shares, and
(b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.

   For purposes of the distribution of shares of BLC to shareholders of LCGII, BLC shall credit its books an appropriate number its shares to the account of each shareholder of LCGII. No certificates will be issued for shares of BLC. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of LCGII, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of BLC to be credited on the books of BLC in respect of such shares of LCGII as provided above.

   LCGII will, within a reasonable period of time before the Closing
Date, furnish BLC with a list of LCGII's portfolio securities and other investments. BLC will, within a reasonable period of time before the Closing Date, identify the securities, if any, on LCGII's list referred to in the foregoing sentence that BLC wishes to receive from LCGII and otherwise how BLC wishes LCGII's portfolio to be repositioned prior to the Closing in accordance with BLC's investment objective, policies and strategies. LCGII, if requested by BLC, will reposition its portfolio as directed by BLC prior to the Closing. In addition, if it is determined that the portfolios of LCGII and BLC, when aggregated, would contain investments exceeding certain percentage limitations applicable to BLC with respect to such investments, LCGII, if requested by BLC, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing. Notwithstanding the foregoing, nothing herein will require LCGII to dispose of or purchase any investments or securities if, in the reasonable judgment of the Board of Directors or Principal Global Investors, LLC, the investment adviser to LCGII and BLC, such disposition would adversely affect the status of the transactions contemplated in this Plan as a "reorganization," as such term is used in Section 368(a) of the Internal Revenue Code of 1986, as amended, or would otherwise not be in the best interests of LCGII.

   Prior to the Closing Date, LCGII shall deliver to BLC a list setting forth the assets to be assigned, delivered and transferred to BLC, including the securities then owned by LCGII and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by BLC pursuant to this Plan.

   All of LCGII's portfolio securities shall be delivered by LCGII's custodian on the Closing Date to BLC or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of BLC or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from LCGII's account at its custodian to BLC's account at its custodian. If on the Closing Date LCGII is unable to make good delivery to BLC's custodian of any of LCGII's portfolio securities because such securities have not yet been delivered to LCGII's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and LCGII shall deliver to BLC's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to BLC, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by BLC.

   This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of LCGII and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of LCGII no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of LCGII.

   Except as expressly provided otherwise in this Plan, LCGII will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, and printing expenses.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President & Chief Executive Officer and Vice President & Secretary as of the 14th day of June, 2017.


PRINCIPAL FUNDS, INC.
  on behalf of the following
  Acquired Fund:  LargeCap Growth Fund II
PRINCIPAL FUNDS, INC.
  on behalf of the following
  Acquiring Fund:  Blue Chip Fund




By: /s/ Michael J. Beer
	__
_______________________________________
____
By: /s/ Beth C. Wilson
	_
_______________________________________
_____
Michael J. Beer
President & Chief Executive Officer
Beth C. Wilson
Vice President & Secretary

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